Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Data General Corporation


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 29, 1997, which appears on page 34 of the 1997 Annual Report to Stockholders of Data General Corporation, which is incorporated by reference in Data General Corporation's Annual Report on Form 10-K for the year ended September 27, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 23 of such Annual Report on Form 10-K.


/s/   Price Waterhouse LLP


Boston, Massachusetts
January 28, 1998